EXHIBIT 99.1

Contacts:

Ron Farnsworth	Bradley Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

UMPQUA REPORTS THIRD QUARTER 2014 RESULTS

Operating earnings1 increased to $65.1 million, or $0.30 per share
7% annualized growth in non-covered loans and leases (gross of sales) and 10% annualized growth in deposits
Improved regulatory capital ratios and significant increase in on-balance sheet liquidity

PORTLAND, Ore. – October 15, 2014 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) reported net earnings available to common shareholders of $58.8 million for the third quarter of 2014, an increase from $17.1 million for the second quarter of 2014 and $23.3 million for the third quarter of 2013. Earnings per diluted common share increased to $0.27 for the third quarter of 2014, as compared to $0.09 for the second quarter of 2014 and $0.21 for the third quarter of 2013.

Operating earnings1, which represent earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, and merger related expenses, net of tax, increased to $65.1 million for the third quarter of 2014, as compared to $53.9 million for the second quarter of 2014 and $26.5 million for the third quarter of 2013. Operating earnings per diluted common share increased to $0.30 for the third quarter of 2014, as compared to $0.27 for the second quarter of 2014 and $0.24 for the third quarter of 2013.

“Umpqua continues to build on the momentum started earlier this year, reporting strong organic loan and deposit growth, higher top-line revenues, and increased capital and liquidity levels, while making good progress on our integration of Sterling,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We expect to complete the majority of the integration by the end of the first quarter of 2015, and look forward to introducing new creative strategies early next year to enhance Umpqua's organic growth and further strengthen our unique brand and innovative product delivery systems.”

Third Quarter 2014 Financial Highlights:

•	Delivered improved operating results:

◦	Net interest income increased by $13.5 million from the prior quarter;

◦	Adjusted net interest margin[1] declined from 4.85% to 4.71% due to a slight reduction in interest income from credit discount accretion and a higher balance of interest-bearing cash;

◦	Non-interest income increased by $17.4 million from the prior quarter, and included $7.1 million in gains arising from multi-family and portfolio residential loan sales;

◦	Efficiency ratio (operating basis)[1] improved to 59.83%, from 60.33% in the prior quarter;

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

◦	Return on average tangible common equity (operating basis)[1] improved to 13.80%, from 12.76% in the prior quarter;

•	Continued strong growth in loans and deposits:

◦
Non-covered loans and leases (gross of sales) grew by $263.1 million, or 7% annualized, from the prior quarter. This growth was partially offset by sales of loans and leases of $117.6 million, for net growth of $145.5 million;

◦	Strong deposit growth of $404.6 million, or 10% annualized, from the prior quarter, driven by 14% annualized growth in core deposits;

•	Credit quality remained strong:

◦	Non-covered, non-performing assets to total assets remained at 0.36%;

•	Increased capital and liquidity:

◦	Tangible book value per common share[1] increased to $8.78, from $8.69 in the prior quarter;

◦	Estimated total risk-based capital ratio of 14.3% and estimated Tier 1 common to risk weighted assets ratio of 10.8%, up from 14.2% and 10.7%, respectively;

◦	Declared a dividend of $0.15 per common share; and

◦	Interest bearing cash increased to $1.2 billion, from $0.5 billion in the prior quarter.

For the nine months ended September 30, 2014, the Company reported net earnings available to common shareholders of $94.6 million, or $0.54 per diluted common share, as compared to $72.5 million, or $0.65 per diluted common share, for the nine months ended September 30, 2013. For the nine months ended September 30, 2014, operating earnings1 were $143.0 million, or $0.81 per diluted common share, as compared to $77.8 million, or $0.69 per diluted common share, for the nine months ended September 30, 2013.

Update on Acquisition of Sterling Financial
The Company completed its acquisition of Sterling Financial Corporation (“Sterling”) on April 18, 2014, and as required under acquisition accounting rules, recorded the acquired assets and liabilities from Sterling’s balance sheet at their estimated fair values as of that date. The results of operations from Sterling have been included in the Company’s financial results since the completion of the acquisition, beginning on April 19, 2014. Under Generally Accepted Accounting Principles, the Sterling allowance for loan losses was eliminated and a fair value discount was recorded against the loans acquired as of the acquisition date.

During the third quarter of 2014, the Company reported $21.7 million of accretion from the credit discount in interest income, as compared to $24.5 million during the second quarter of 2014. As of September 30, 2014, the purchased non-credit impaired loans had approximately $139 million of remaining credit discount that will accrete into interest income over the life of the loans, and the purchased credit impairment loan pools had approximately $72 million of remaining total discount.

New loans originated and subsequent advances by the former Sterling workforce since April 19, 2014 are accounted for separately from the discounted acquired loans. As a result, the Company recognized $9.7 million during the quarter in provision for loan losses, related primarily to new loan production from the former Sterling offices.

In total, the Sterling acquisition was 49% accretive to third quarter of 2014 operating earnings per share1. Together, the accretion from the credit discount, offset by the provision for loan losses related to new production by former Sterling offices, added $7.1 million to net income, or $0.03 per diluted share. Excluding those two items, the Sterling acquisition would have been 33% accretive to third quarter of 2014 operating earnings per share1.

Integration efforts continue to proceed as planned, with the previously announced store consolidations currently in process and expected to be completed by the end of 2014. System conversions are scheduled through early 2015. Cost

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

synergies remain on track to the previously announced target of $87 million (annualized), which is expected to be fully realized following system conversions.

Balance Sheet
Total consolidated assets were $22.5 billion as of September 30, 2014, as compared to $22.0 billion as of June 30, 2014 and $11.6 billion as of September 30, 2013. Total gross loans and leases (covered and non-covered) and deposits, were $15.3 billion and $16.7 billion, respectively, as of September 30, 2014, as compared to $15.1 billion and $16.3 billion, respectively, as of June 30, 2014, and $7.6 billion and $9.1 billion, respectively, as of September 30, 2013.

Total non-covered loans and leases held for investment increased to $15.0 billion as of September 30, 2014, as compared to $14.8 billion as of June 30, 2014 and $7.2 billion as of September 30, 2013. Gross non-covered loan and leases grew by $263.1 million, or 7% annualized, from the prior quarter. This growth was partially offset by sales of $117.6 million, which was primarily composed of $54.9 million in portfolio residential mortgage loan sales, $35.3 million in multifamily loan sales and $25.1 million in government guaranteed loan sales, resulting in net organic loan growth of $145.5 million.

Total covered loans were $275.6 million as of September 30, 2014, a $22.0 million decline from the prior quarter and a $121.5 million decline from the same period in the prior year. This portfolio will continue to decrease over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, and as troubled credits are resolved and worked out.

Total deposits increased to $16.7 billion as of September 30, 2014, as compared to $16.3 billion as of June 30, 2014 and $9.1 billion as of September 30, 2013. This $404.6 million increase, or 10% annualized, from the prior quarter was primarily driven by strong growth in demand and savings accounts, as the Company continues its emphasis on core deposit gathering.

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $7.6 billion as of September 30, 2014, representing 34% of total assets and 46% of total deposits. This compares to total available liquidity to the Company of $7.0 billion, or 32% of total assets and 43% of total deposits, as of June 30, 2014.

Net Interest Income
Net interest income was $225.7 million for the third quarter of 2014, up $13.5 million from the prior quarter and $118.9 million from the same period in the prior year. The increase from the prior quarter was primarily driven by higher interest-earning assets, as well as 19 additional days of Sterling net interest income due to the timing of the acquisition in the prior quarter. The increase from prior year was primarily driven by the acquisition of Sterling, along with continued organic loan growth. Net interest income for the third quarter of 2014 included $21.7 million in interest income arising from the accretion of the credit discount recorded on the loans acquired from the acquisition of Sterling.

The Company’s net interest margin was 4.75% for the third quarter of 2014, as compared to 5.01% for the second quarter of 2014, and 4.22% for the third quarter of 2013. The decrease from the prior quarter was primarily driven by lower average balances of covered loans and a decrease in interest income arising from lower accretion of the credit discount, as well as a higher balance of interest-bearing cash. The increase from the prior year was primarily driven by the acquisition of Sterling, an improvement in the yield earned on interest-earnings assets, and a lower cost of funds.

Adjusted Net Interest Income1
The Company’s adjusted net interest income and margin excludes gains on covered loan disposals, and interest and fee reversals related to non-accrual loans.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $2.3 million of interest income for the third quarter of 2014, as compared

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

to $7.1 million for the second quarter of 2014 and $1.8 million for the third quarter of 2013. While dispositions of covered loans positively impact interest income and net interest margin, the Company recognizes a corresponding decrease to the change in the FDIC indemnification asset within non-interest income that partially offsets the impact to net income. Interest and fee reversals related to non-accrual loans during the third quarter of 2014 totaled $74 thousand, as compared to $450 thousand for the second quarter of 2014 and $203 thousand for third quarter of 2013.

Adjusted net interest income was $225.0 million for the third quarter of 2014, as compared to $207.0 million for the second quarter of 2014 and $106.3 million for the third quarter of 2013. The Company’s adjusted net interest margin was 4.71% for the third quarter of 2014, as compared to 4.85% for the second quarter of 2014 and 4.16% for the third quarter of 2013.

Non-Interest Income
Total non-interest income was $61.9 million for the third quarter of 2014, up $17.4 million from the prior quarter and $35.8 million from the same period in the prior year. Non-interest income in the third quarter of 2014 included $7.1 million of gains arising from multi-family and portfolio residential loan sales. The remainder of the increase from the prior quarter was primarily driven by higher Sterling mortgage banking and fee revenues from 19 additional days due to the timing of the acquisition in the prior quarter. The increase from the prior year was primarily driven by the acquisition of Sterling, as well as the gains arising from loan sales.

Residential mortgage banking revenue, which includes income generated from the origination and sale of residential mortgage loans, income from the servicing of residential mortgage loans and changes to the fair value of the residential mortgage servicing rights (“MSR”) asset, increased to $26.0 million for the third quarter of 2014, up $1.7 million from the prior quarter, and up $10.9 million from the same period in the prior year.

The Company’s gain on sale margin, as a percentage of total residential mortgage production, was 2.44% for the third quarter of 2014, down slightly from 2.47% in the prior quarter due to a decline in the locked mortgage pipeline. Of the current quarter’s mortgage production, 71% related to purchase activity, as compared to 74% for the prior quarter and 66% for the same period in the prior year.

As of September 30, 2014, the Company serviced $11.3 billion of residential mortgage loans for others, and its related MSR asset was valued at $118.7 million, or 1.05% of the total serviced portfolio principal balance. This compares to $10.8 billion of residential mortgage loans serviced for others as of June 30, 2014, with a related MSR asset of $114.2 million, or 1.05% of the total serviced portfolio principal balance. As of September 30, 2013, the Company serviced $4.2 billion of residential mortgage loans serviced for others, and its related MSR asset was valued at $41.9 million, or 1.00% of the total serviced portfolio principal balance.

Non-interest Expense
Non-interest expense was $182.6 million for the third quarter of 2014, which included $8.6 million of merger-related expenses. This compares to $214.1 million, including $57.5 million of merger-related expenses, for the second quarter of 2014 and $95.6 million, including $4.9 million of merger-related expenses, for the third quarter of 2013. The increase in the Company’s non-interest expense from the prior quarter was primarily driven by 19 additional days of Sterling non-interest expense due to the timing of the acquisition in the prior quarter. The third quarter of 2014 non-interest expense run-rate does not reflect the full benefit of the anticipated Sterling merger cost synergies.

On an operating basis1, which excludes merger-related expenses, the Company’s efficiency ratio improved to 59.83% for the third quarter of 2014, from 60.33% for the second quarter of 2014 and 67.40% for the third quarter of 2013.

Income taxes
The Company recorded a provision for income taxes of $31.8 million for the third quarter of 2014, representing an effective tax rate of 35.0% for the quarter. The year-to-date effective tax rate was 35.4%, which is the anticipated full-year 2014 effective tax rate.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Capital
As of September 30, 2014, the Company’s tangible book value per common share1 was $8.78 and its ratio of tangible common equity to tangible assets1 was 9.24%, as compared to $8.69 and 9.34%, respectively, in the prior quarter.

The Company made no open market nor privately negotiated purchases of common stock under the Company’s previously announced share repurchase plan during the third quarter of 2014. The Company may repurchase up to 12.0 million of additional shares under this plan.

The Company’s estimated total risk-based capital ratio was 14.3% and its estimated Tier 1 common to risk weighted assets ratio was 10.8% as of September 30, 2014, up from 14.2% and 10.7%, respectively. The Company remains well above current “well-capitalized” regulatory minimums. These capital ratios, as of September 30, 2014, are estimates pending completion and filing of the Company’s regulatory reports.

On July 2, 2013, federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (“Basel III”). Under Basel III, the Company's combined trust preferred issuances must be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). As of September 30, 2014, the total par value of trust preferred securities was $461.2 million. In addition, the Company is required under Basel III to exclude the entire deferred tax asset related to net operating losses (“NOLs”) from Tier 1 capital. As of September 30, 2014, the Company’s total net deferred tax asset was $250.9 million, and the portion related to NOLs was $211.7 million.

Credit Quality – Non-covered Loan Portfolio
Under purchase accounting rules, loans (including those considered non-performing) acquired from Sterling were recorded at their estimated fair value, and the related allowance for loan losses was eliminated. As a result, the Company wrote down the value of the non-covered loan and lease portfolio acquired from Sterling as of the acquisition date. This credit portion of the fair value mark is not reflected in the reported allowance for loan losses, or its related allowance coverage ratios, but should be considered when comparing the current quarter ratios to similar ratios in periods prior to the acquisition of Sterling.

The allowance for non-covered loan losses was $107.8 million, or 0.72% of non-covered loans and leases, as of September 30, 2014. To provide better comparability to prior periods, this pro-forma ratio would have been approximately 2.1% after grossing up the allowance for loan losses and the non-covered loans and leases by the amount of the remaining credit mark remaining as of quarter-end. This compares to a ratio of approximately 2.2% as of June 30, 2014.

The provision for non-covered loan losses was $14.4 million for the third quarter of 2014, down from $15.4 million for the second quarter of 2014 and an increase from $3.0 million for the third quarter of 2013. Of the third quarter of 2014 provision for loan losses, $9.7 million related primarily to new loan production from former Sterling offices, $5.1 million related to growth in the Financial Pacific Leasing portfolio, and the remaining recapture related to legacy Umpqua Bank.

Non-covered, non-performing assets were $81.6 million, or 0.36% of total assets, as of September 30, 2014, as compared to $79.4 million, or 0.36% of total assets, as of June 30, 2014, and $63.0 million, or 0.54% of total assets, as of September 30, 2013.

Non-covered loans past due 31 to 89 days were $34.0 million, or 0.23% of non-covered loans and leases, as of September 30, 2014, as compared to $28.9 million, or 0.19% of non-covered loans and leases, as of June 30, 2014, and $22.1 million, or 0.31% of non-covered loans and leases, as of September 30, 2013. Non-covered restructured loans on accrual status were $63.5 million as of September 30, 2014, as compared to $67.5 million as of June 30, 2014, and $69.5 million as of September 30, 2013.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The Company recognizes gains or losses on its junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, the Company incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, it may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of the Company’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. The Company defines operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter Ended					% Change
(Dollars in thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Net earnings available to common shareholders	$58,847	$17,138	$18,651	$25,058	$23,281	243%	153%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	955	821	325	332	332	16%	188%
Merger related expenses, net of tax (1)	5,274	35,926	5,073	2,502	2,914	(85)%	81%
Operating earnings	$65,076	$53,885	$24,049	$27,892	$26,527	21%	145%

Earnings per diluted share:
Earnings available to common shareholders	$0.27	$0.09	$0.17	$0.22	$0.21	200%	29%
Operating earnings	$0.30	$0.27	$0.21	$0.25	$0.24	11%	25%

	Nine Months Ended		% Change
	Sep 30, 2014	Sep 30, 2013	Year over Year
Net earnings available to common shareholders	$94,636	$72,515	31%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	2,101	986	113%
Merger related expenses, net of tax (1)	46,273	4,318	nm
Operating earnings	$143,010	$77,819	84%

Earnings per diluted share:
Earnings available to common shareholders	$0.54	$0.65	(17)%
Operating earnings	$0.81	$0.69	17%

(1) Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.
nm = not meaningful.

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter Ended					% Change
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Net interest income	$225,716	$212,259	$107,838	$110,074	$106,809	6%	111%
Tax equivalent adjustment (1)	1,443	1,394	1,092	1,119	1,137	4%	27%
Net interest income (1)	227,159	213,653	108,930	111,193	107,946	6%	110%
Adjustments:
Interest and fee reversals (recoveries) on non-accrual loans	74	450	122	(399)	203	(84)%	(64)%
Covered loan disposal gains	(2,262)	(7,128)	(4,259)	(3,908)	(1,836)	(68)%	23%
Adjusted net interest income (1)	$224,971	$206,975	$104,793	$106,886	$106,313	9%	112%
Average interest earning assets	$18,963,760	$17,116,070	$10,310,116	$10,292,996	$10,136,677	11%	87%
Net interest margin – consolidated (1)	4.75%	5.01%	4.28%	4.29%	4.22%
Adjusted net interest margin – consolidated (1)	4.71%	4.85%	4.12%	4.12%	4.16%

	Nine Months Ended		% Change
	Sep 30, 2014	Sep 30, 2013	Year over Year
Net interest income	$545,813	$294,891	85%
Tax equivalent adjustment (1)	3,929	3,460	14%
Net interest income (1)	549,742	298,351	84%
Adjustments:
Interest and fee reversals on non-accrual loans	646	1,321	(51)%
Covered loan disposal gains	(13,649)	(9,227)	48%
Adjusted net interest income (1)	$536,739	$290,445	85%
Average interest earning assets	$15,495,014	$10,201,559	52%
Net interest margin – consolidated (1)	4.74%	3.91%
Adjusted net interest margin – consolidated (1)	4.63%	3.81%

(1) Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013
Total shareholders' equity	$3,752,508	$3,729,060	$1,734,476	$1,727,426	$1,725,995
Subtract:
Goodwill and other intangible assets, net	1,845,242	1,842,670	775,488	776,683	778,094
Tangible common shareholders' equity	$1,907,266	$1,886,390	$958,988	$950,743	$947,901
Total assets	$22,488,059	$22,042,229	$11,838,726	$11,636,112	$11,569,297
Subtract:
Goodwill and other intangible assets, net	1,845,242	1,842,670	775,488	776,683	778,094
Tangible assets	$20,642,817	$20,199,559	$11,063,238	$10,859,429	$10,791,203
Common shares outstanding at period end	217,261,722	217,190,721	112,319,525	111,973,203	111,928,762
Tangible common equity ratio	9.24%	9.34%	8.67%	8.75%	8.78%
Tangible book value per common share	$8.78	$8.69	$8.54	$8.49	$8.47

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and nonprofits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Earnings Conference Call Information
The Company will host its third quarter 2014 earnings conference call on Thursday, October 16, 2014, at 10:00 a.m. PST (1:00 p.m. EST). During the call, the Company will provide an update on recent activities and discuss its third quarter 2014 financial results. There will be a live question-and-answer session following the presentation. To join the call, please dial (888) 487-0340 ten minutes prior to the start time and enter conference ID: 9952803. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 9952803.
The earnings conference call will also be available as an audiocast, which can be accessed on the Company’s investor relations page at www.umpquaholdingscorp.com. A slide presentation to accompany the call will also be posted on the website before the call.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our positioning relative to changes in interest rates, growth and efficiency potential from the acquisition of Sterling Financial Corporation; the integration of the merger with Sterling Financial Corporation; timing and amount of merger-related synergies and timing of systems conversions; credit discount accretion related to the merger; planned creative strategy initiatives; and projected effective tax rate. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures; prolonged low interest rate environment; unanticipated weakness in loan demand or loan pricing; deterioration in the economy; material reductions in revenue or material increases in expenses; lack of strategic growth opportunities or our failure to execute on those opportunities; our inability to effectively manage

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

problem credits; certain loan assets becoming ineligible for loss sharing; unanticipated increases in the cost of deposits; the consequences of a phase-out of junior subordinated debentures from Tier 1 capital; Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the Sterling merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua and complete system conversions; the diversion of management time on issues related to merger integration; changes in laws or regulations; and changes in general economic conditions.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Interest income:
Non-covered loans and leases	$215,197	$193,061	$91,268	$93,032	$93,706	11%	130%
Covered loans and leases	8,775	15,931	12,718	13,330	11,837	(45)%	(26)%
Interest and dividends on investments:
Taxable	12,136	12,728	9,291	9,517	7,882	(5)%	54%
Exempt from federal income tax	2,790	2,697	2,112	2,173	2,200	3%	27%
Dividends	81	128	50	87	51	(37)%	59%
Temporary investments & interest bearing deposits	544	422	441	399	284	29%	92%
Total interest income	239,523	224,967	115,880	118,538	115,960	6%	107%
Interest expense:
Deposits	6,773	6,075	3,848	4,168	4,845	11%	40%
Repurchase agreements and fed funds purchased	54	203	41	42	35	(73)%	54%
Term debt	3,586	3,364	2,273	2,332	2,338	7%	53%
Junior subordinated debentures	3,394	3,066	1,880	1,922	1,933	11%	76%
Total interest expense	13,807	12,708	8,042	8,464	9,151	9%	51%
Net interest income	225,716	212,259	107,838	110,074	106,809	6%	111%
Provision for non-covered loan and lease losses	14,431	15,399	5,400	3,840	3,008	(6)%	380%
(Recapture of) provision for covered loan and lease losses	(98)	(703)	571	(1,369)	(1,904)	(86)%	(95)%
Non-interest income:
Service charges	16,090	15,371	7,767	8,108	8,374	5%	92%
Brokerage fees	4,882	4,566	3,725	3,584	3,854	7%	27%
Residential mortgage banking revenue, net	25,996	24,341	10,439	15,957	15,071	7%	72%
Net gain on investment securities	902	976	—	191	3	(8)%	nm
Loss on junior subordinated debentures carried at fair value	(1,590)	(1,369)	(542)	(554)	(554)	16%	187%
Change in FDIC indemnification asset	(2,728)	(5,601)	(4,840)	(5,708)	(6,474)	(51)%	(58)%
BOLI income	2,161	1,967	736	621	763	10%	183%
Other income	16,211	4,278	5,722	4,586	5,107	279%	217%
Total non-interest income	61,924	44,529	23,007	26,785	26,144	39%	137%
Non-interest expense:
Salaries and employee benefits	102,564	95,560	53,218	52,720	53,699	7%	91%
Net occupancy and equipment	33,029	28,746	16,501	16,254	16,019	15%	106%
Intangible amortization	3,103	2,808	1,194	1,186	1,186	11%	162%
FDIC assessments	3,038	2,575	1,863	1,922	1,709	18%	78%
Net loss (gain) on non-covered other real estate owned	271	178	(18)	1,416	(27)	52%	nm
Net loss (gain) on covered other real estate owned	42	80	(46)	(19)	(68)	(48)%	(162)%
Merger related expenses	8,632	57,531	5,983	1,639	4,856	(85)%	78%
Other expense	31,879	26,653	17,823	20,246	18,230	20%	75%
Total non-interest expense	182,558	214,131	96,518	95,364	95,604	(15)%	91%
Income before provision for income taxes	90,749	27,961	28,356	39,024	36,245	225%	150%
Provision for income taxes	31,760	10,740	9,592	13,754	12,768	196%	149%
Net income	58,989	17,221	18,764	25,270	23,477	243%	151%
Dividends and undistributed earnings allocated to participating securities	142	83	113	212	196	71%	(28)%
Net earnings available to common shareholders	$58,847	$17,138	$18,651	$25,058	$23,281	243%	153%

Weighted average basic shares outstanding	217,245	196,312	112,170	111,949	111,912	11%	94%
Weighted average diluted shares outstanding	218,941	197,638	112,367	112,214	112,195	11%	95%
Earnings per common share – basic	$0.27	$0.09	$0.17	$0.22	$0.21	200%	29%
Earnings per common share – diluted	$0.27	$0.09	$0.17	$0.22	$0.21	200%	29%
nm = not meaningful

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Nine Months Ended		% Change
(In thousands, except per share data)	Sep 30, 2014	Sep 30, 2013	Year over Year
Interest income
Non-covered loans and leases	$499,526	$250,685	99%
Covered loans and leases	37,424	41,167	(9)%
Interest and dividends on investments:
Taxable	34,155	24,629	39%
Exempt from federal income tax	7,599	6,725	13%
Dividends	259	165	57%
Temporary investments & interest bearing deposits	1,407	937	50%
Total interest income	580,370	324,308	79%
Interest expense
Deposits	16,696	16,587	1%
Repurchase agreements and fed funds purchased	298	99	201%
Term debt	9,223	6,916	33%
Junior subordinated debentures	8,340	5,815	43%
Total interest expense	34,557	29,417	17%
Net interest income	545,813	294,891	85%
Provision for non-covered loan and lease losses	35,230	12,989	171%
Recapture of provision for covered loan and lease losses	(230)	(4,744)	(95)%
Non-interest income
Service charges	39,228	22,844	72%
Brokerage fees	13,173	11,152	18%
Residential mortgage banking revenue, net	60,776	62,928	(3)%
Net gain on investment securities	1,878	18	nm
Loss on junior subordinated debentures carried at fair value	(3,501)	(1,643)	113%
Change in FDIC indemnification asset	(13,169)	(19,841)	(34)%
BOLI Income	4,864	2,432	100%
Other income	26,211	16,766	56%
Total non-interest income	129,460	94,656	37%
Non-interest expense
Salaries and employee benefits	251,340	157,271	60%
Net occupancy and equipment	78,276	45,813	71%
Intangible amortization	7,105	3,595	98%
FDIC assessments	7,476	5,032	49%
Net loss (gain) on non-covered other real estate owned	431	(303)	nm
Net loss on covered other real estate owned	76	154	(51)%
Merger related expenses	72,146	7,197	nm
Other expense	76,357	50,538	51%
Total non-interest expense	493,207	269,297	83%
Income before provision for income taxes	147,066	112,005	31%
Provision for income taxes	52,092	38,914	34%
Net income	94,974	73,091	30%
Dividends and undistributed earnings
allocated to participating securities	338	576	(41)%
Net earnings available to common shareholders	$94,636	$72,515	31%

Weighted average basic shares outstanding	175,627	111,934	57%
Weighted average diluted shares outstanding	176,656	112,154	58%
Earnings per common share – basic	$0.54	$0.65	(17)%
Earnings per common share – diluted	$0.54	$0.65	(17)%
nm = not meaningful

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$266,624	$347,152	$196,963	$178,685	$193,188	(23)%	38%
Interest bearing deposits	1,176,599	492,739	887,620	611,224	503,369	139%	134%
Temporary investments	487	529	525	514	534	(8)%	(9)%
Investment securities:
Trading, at fair value	9,727	9,420	4,498	5,958	4,012	3%	142%
Available for sale, at fair value	2,400,061	2,588,969	1,701,730	1,790,978	1,910,082	(7)%	26%
Held to maturity, at amortized cost	5,356	5,519	5,465	5,563	5,766	(3)%	(7)%
Loans held for sale	265,800	328,968	73,106	104,664	113,993	(19)%	133%
Non-covered loans and leases	14,975,811	14,830,345	7,411,108	7,354,403	7,228,904	1%	107%
Allowance for non-covered loan and lease losses	(107,807)	(97,995)	(86,709)	(85,314)	(84,694)	10%	27%
Non-covered loans and leases, net	14,868,004	14,732,350	7,324,399	7,269,089	7,144,210	1%	108%
Covered loans and leases, net	275,562	297,610	342,263	363,992	397,083	(7)%	(31)%
Restricted equity securities	120,759	122,194	29,948	30,685	31,444	(1)%	284%
Premises and equipment, net	314,364	310,407	180,199	177,680	173,876	1%	81%
Goodwill	1,785,407	1,779,732	764,304	764,305	764,530	0%	134%
Other intangible assets, net	59,835	62,938	11,184	12,378	13,564	(5)%	341%
Residential mortgage servicing rights, at fair value	118,725	114,192	49,220	47,765	41,853	4%	184%
Non-covered other real estate owned	31,753	26,172	22,034	21,833	18,249	21%	74%
Covered other real estate owned	2,703	1,810	1,746	2,102	2,980	49%	(9)%
FDIC indemnification asset	7,811	11,293	18,362	23,174	29,427	(31)%	(73)%
Bank owned life insurance	293,511	292,714	97,589	96,938	96,276	0%	205%
Deferred tax assets, net	250,910	259,993	11,393	16,627	20,342	(3)%	nm
Other assets	234,061	257,528	116,178	111,958	104,519	(9)%	124%
Total assets	$22,488,059	$22,042,229	$11,838,726	$11,636,112	$11,569,297	2%	94%
Liabilities:
Deposits	$16,727,610	$16,323,000	$9,273,583	$9,117,660	$9,067,240	2%	84%
Securities sold under agreements to repurchase	339,367	315,025	262,483	224,882	215,310	8%	58%
Term debt	1,057,140	1,057,915	250,964	251,494	252,017	0%	319%
Junior subordinated debentures, at fair value	247,528	246,077	87,800	87,274	86,718	1%	185%
Junior subordinated debentures, at amortized cost	101,657	101,737	101,818	101,899	101,979	0%	0%
Other liabilities	262,249	269,415	127,602	125,477	120,038	(3)%	118%
Total liabilities	18,735,551	18,313,169	10,104,250	9,908,686	9,843,302	2%	90%
Shareholders' equity:
Common stock	3,515,621	3,512,507	1,514,969	1,514,485	1,513,225	0%	132%
Retained earnings	230,302	204,109	219,686	217,917	209,597	13%	10%
Accumulated other comprehensive income (loss)	6,585	12,444	(179)	(4,976)	3,173	(47)%	108%
Total shareholders' equity	3,752,508	3,729,060	1,734,476	1,727,426	1,725,995	1%	117%
Total liabilities and shareholders' equity	$22,488,059	$22,042,229	$11,838,726	$11,636,112	$11,569,297	2%	94%

Common shares outstanding at period end	217,261,722	217,190,721	112,319,525	111,973,203	111,928,762	0%	94%
Book value per common share	$17.27	$17.17	$15.44	$15.43	$15.42	1%	12%
Tangible book value per common share	$8.78	$8.69	$8.54	$8.49	$8.47	1%	4%
Tangible equity - common	$1,907,266	$1,886,390	$958,988	$950,743	$947,901	1%	101%
Tangible common equity to tangible assets	9.24%	9.34%	8.67%	8.75%	8.78%	(1)%	5%
nm = not meaningful

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)

(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term, net	$3,273,932	$3,348,029	$2,311,952	$2,328,260	$2,382,430	(2)%	37%
Owner occupied term, net	2,636,951	2,666,128	1,282,482	1,259,583	1,230,417	(1)%	114%
Multifamily, net	2,536,710	2,482,995	400,927	403,537	379,395	2%	569%
Commercial construction, net	245,457	261,767	229,262	245,231	246,583	(6)%	0%
Residential development, net	73,781	91,690	89,510	88,413	78,756	(20)%	(6)%
Commercial:
Term, net	1,110,028	1,104,206	735,004	770,845	768,926	1%	44%
Lines of credit & other, net	1,338,821	1,322,167	1,005,800	987,360	950,954	1%	41%
Leases & equipment finance, net	492,221	463,784	388,418	361,591	335,580	6%	47%
Residential real estate:
Mortgage, net	2,085,266	1,958,597	651,042	597,201	553,285	6%	277%
Home equity lines & loans, net	818,765	799,171	268,497	264,269	258,610	2%	217%
Consumer & other, net	363,879	331,811	48,214	48,113	43,968	10%	728%
Total, net of deferred fees and costs	$14,975,811	$14,830,345	$7,411,108	$7,354,403	$7,228,904	1%	107%

Non-covered loan & leases mix:
Commercial real estate:
Non-owner occupied term, net	22%	23%	31%	33%	32%
Owner occupied term, net	18%	18%	17%	17%	17%
Multifamily, net	17%	17%	5%	5%	5%
Commercial construction, net	2%	2%	3%	3%	3%
Residential development, net	1%	1%	1%	1%	1%
Commercial:
Term, net	7%	7%	10%	10%	11%
Lines of credit & other, net	9%	9%	14%	13%	13%
Leases & equipment finance, net	3%	3%	5%	5%	5%
Residential real estate:
Mortgage, net	14%	13%	9%	8%	8%
Home equity lines & loans, net	5%	5%	4%	4%	4%
Consumer & other, net	2%	2%	1%	1%	1%
Total	100%	100%	100%	100%	100%

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Covered loans & leases:
Commercial real estate:
Non-owner occupied term, net	$147,695	$166,969	$197,067	$204,052	$216,354	(12)%	(32)%
Owner occupied term, net	44,819	47,034	48,447	48,673	54,332	(5)%	(18)%
Multifamily, net	28,545	23,409	27,079	37,185	40,052	22%	(29)%
Commercial construction, net	1,990	1,972	2,779	2,803	6,654	1%	(70)%
Residential development, net	2,534	2,562	6,083	6,311	7,468	(1)%	(66)%
Commercial:
Term, net	7,096	7,516	7,861	13,280	13,864	(6)%	(49)%
Lines of credit & other, net	5,813	8,357	8,929	6,302	10,583	(30)%	(45)%
Residential real estate:
Mortgage, net	17,005	18,272	21,664	22,175	23,161	(7)%	(27)%
Home equity lines & loans, net	16,565	17,736	18,501	19,119	20,037	(7)%	(17)%
Consumer & other, net	3,500	3,783	3,853	4,092	4,578	(7)%	(24)%
Total, net	$275,562	$297,610	$342,263	$363,992	$397,083	(7)%	(31)%

Covered loans & leases Mix:
Commercial real estate:
Non-owner occupied term, net	54%	55%	58%	56%	54%
Owner occupied term, net	16%	16%	14%	13%	14%
Multifamily, net	10%	8%	8%	10%	10%
Commercial construction, net	1%	1%	1%	1%	2%
Residential development, net	1%	1%	2%	2%	2%
Commercial:
Term, net	3%	3%	2%	4%	3%
Lines of credit & other, net	2%	3%	3%	2%	3%
Residential real estate:
Mortgage, net	6%	6%	6%	6%	6%
Home equity lines & loans, net	6%	6%	5%	5%	5%
Consumer & other, net	1%	1%	1%	1%	1%
Total	100%	100%	100%	100%	100%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of Evergreen Bank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$4,741,897	$4,363,710	$2,465,606	$2,436,477	$2,421,008	9%	96%
Demand, interest bearing	1,942,792	1,869,626	1,182,634	1,233,070	1,179,351	4%	65%
Money market	5,998,339	5,973,197	3,526,368	3,349,946	3,283,085	0%	83%
Savings	952,122	912,073	578,238	560,699	551,327	4%	73%
Time	3,092,460	3,204,394	1,520,737	1,537,468	1,632,469	(3)%	89%
Total	$16,727,610	$16,323,000	$9,273,583	$9,117,660	$9,067,240	2%	84%

Total core deposits (1)	$14,653,183	$14,171,946	$8,205,636	$8,052,280	$7,926,734	3%	85%

Deposit mix:
Demand, non-interest bearing	28%	26%	27%	26%	27%
Demand, interest bearing	12%	11%	13%	14%	13%
Money market	36%	37%	38%	37%	36%
Savings	6%	6%	6%	6%	6%
Time	18%	20%	16%	17%	18%
Total	100%	100%	100%	100%	100%

Number of open accounts:
Demand, non-interest bearing	366,279	363,378	190,298	187,088	186,975
Demand, interest bearing	87,223	88,162	46,291	48,643	49,226
Money market	63,979	65,216	34,913	35,303	35,909
Savings	150,527	149,877	84,686	84,144	84,448
Time	54,565	56,285	22,755	23,688	24,618
Total	722,573	722,918	378,943	378,866	381,176

Average balance per account:
Demand, non-interest bearing	$12.9	$12.3	$13.0	$13.0	$12.9
Demand, interest bearing	22.3	21.2	25.5	25.3	24.0
Money market	93.8	91.6	101.0	94.9	91.4
Savings	6.3	6.1	6.8	6.7	6.5
Time	56.7	56.9	66.8	64.9	66.3
Total	$23.2	$22.7	$24.5	$24.1	$23.8

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2013	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$42,397	$48,358	$37,884	$31,891	$39,805	(12)%	7%
Non-covered loans and leases past due 90+ days & accruing	7,416	4,919	2,269	3,430	4,936	51%	50%
Total non-performing loans and leases	49,813	53,277	40,153	35,321	44,741	(7)%	11%
Non-covered other real estate owned	31,753	26,172	22,034	21,833	18,249	21%	74%
Total	$81,566	$79,449	$62,187	$57,154	$62,990	3%	29%

Non-covered performing restructured loans and leases	$63,507	$67,464	$67,897	$68,791	$69,497	(6)%	(9)%
Non-covered loans and leases past due 31-89 days	$34,025	$28,913	$29,416	$15,290	$22,060	18%	54%
Non-covered loans and leases past due 31-89 days to non-covered loans and leases	0.23%	0.19%	0.40%	0.21%	0.31%
Non-covered, non-performing loans and leases to non-covered loans and leases	0.33%	0.36%	0.54%	0.48%	0.62%
Non-covered, non-performing assets to total assets	0.36%	0.36%	0.53%	0.49%	0.54%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$—	$—	$—	$—	$—	nm	nm
Total non-performing loans and leases	—	—	—	—	—	nm	nm
Covered other real estate owned	2,703	1,810	1,746	2,102	2,980	49%	(9)%
Total	$2,703	$1,810	$1,746	$2,102	$2,980	49%	(9)%

Covered non-performing loans and leases to covered loans and leases	—%	—%	—%	—%	—%
Covered non-performing assets to total assets	0.01%	0.01%	0.01%	0.02%	0.03%

Total non-performing assets:
Loans and leases on non-accrual status	$42,397	$48,358	$37,884	$31,891	$39,805	(12)%	7%
Loans and leases past due 90+ days & accruing	7,416	4,919	2,269	3,430	4,936	51%	50%
Total non-performing loans and leases	49,813	53,277	40,153	35,321	44,741	(7)%	11%
Other real estate owned	34,456	27,982	23,780	23,935	21,229	23%	62%
Total	$84,269	$81,259	$63,933	$59,256	$65,970	4%	28%

Non-performing loans and leases to loans and leases	0.33%	0.35%	0.52%	0.46%	0.59%
Non-performing assets to total assets	0.37%	0.37%	0.54%	0.51%	0.57%

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2013	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$97,995	$86,709	$85,314	$84,694	$85,836
Provision for non-covered loan and lease losses	14,431	15,399	5,400	3,840	3,008	(6)%	380%
Charge-offs	(6,743)	(5,814)	(5,565)	(11,349)	(6,317)	16%	7%
Recoveries	2,124	1,701	1,560	8,129	2,167	25%	(2)%
Net charge-offs	(4,619)	(4,113)	(4,005)	(3,220)	(4,150)	12%	11%
Total allowance for non-covered loan and lease losses	107,807	97,995	86,709	85,314	84,694	10%	27%
Reserve for unfunded commitments	4,388	4,845	1,417	1,436	1,375	(9)%	219%
Total allowance for non-covered credit losses	$112,195	$102,840	$88,126	$86,750	$86,069	9%	30%

Net charge-offs to average non-covered loans and leases (annualized)	0.12%	0.12%	0.22%	0.18%	0.23%
Recoveries to gross charge-offs	31.50%	29.26%	28.03%	71.63%	34.30%
Allowance for non-covered loan losses to non-covered loans and leases	0.72%	0.66%	1.17%	1.16%	1.17%
Allowance for non-covered credit losses to non-covered loans and leases	0.75%	0.69%	1.19%	1.18%	1.19%

	Nine Months Ended		% Change
(Dollars in thousands)	Sep 30, 2014	Sep 30, 2013	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$85,314	$85,391
Provision for non-covered loan and lease losses	35,230	12,989	171%
Charge-offs	(18,122)	(19,646)	(8)%
Recoveries	5,385	5,960	(10)%
Net charge-offs	(12,737)	(13,686)	(7)%
Total allowance for non-covered loan and lease losses	107,807	84,694	27%
Reserve for unfunded commitments	4,388	1,375	219%
Total allowance for non-covered credit losses	$112,195	$86,069	30%

Net charge-offs to average non-covered loans and leases (annualized)	0.22%	0.26%
Recoveries to gross charge-offs	29.72%	30.34%

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Quarter Ended					% Change
	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Average Rates:
Yield on non-covered loans and leases	5.62%	5.71%	4.96%	5.00%	5.12%	(0.09)	0.50
Yield on covered loans and leases	12.24%	20.07%	14.82%	13.99%	11.67%	(7.83)	0.57
Yield on taxable investments	2.12%	2.29%	2.39%	2.31%	1.77%	(0.17)	0.35
Yield on tax-exempt investments (1)	5.12%	5.19%	5.54%	5.56%	5.62%	(0.07)	(0.50)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.25%	0.25%	—	—
Total yield on earning assets (1)	5.04%	5.30%	4.60%	4.61%	4.58%	(0.26)	0.46

Cost of interest bearing deposits	0.22%	0.22%	0.23%	0.25%	0.29%	—	(0.07)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.07%	0.25%	0.07%	0.07%	0.07%	(0.18)	—
Cost of term debt	1.35%	1.45%	3.67%	3.68%	3.67%	(0.10)	(2.32)
Cost of junior subordinated debentures	3.87%	3.87%	4.03%	4.04%	4.08%	—	(0.21)
Total cost of interest bearing liabilities	0.40%	0.41%	0.44%	0.46%	0.50%	(0.01)	(0.10)

Net interest spread (1)	4.64%	4.90%	4.16%	4.15%	4.08%	(0.26)	0.56
Net interest margin – Consolidated (1)	4.75%	5.01%	4.28%	4.29%	4.22%	(0.26)	0.53
Net interest margin – Bank (1)	4.82%	5.07%	4.35%	4.35%	4.30%	(0.25)	0.52

As reported (GAAP):
Return on average assets	1.05%	0.34%	0.65%	0.86%	0.81%	0.71	0.24
Return on average tangible assets	1.15%	0.37%	0.70%	0.92%	0.86%	0.78	0.29
Return on average common equity	6.29%	2.05%	4.35%	5.73%	5.36%	4.24	0.93
Return on average tangible common equity	12.48%	4.06%	7.86%	10.38%	9.79%	8.42	2.69
Efficiency ratio – Consolidated	63.15%	82.94%	73.15%	69.12%	71.30%	(19.79)	(8.15)
Efficiency ratio – Bank	61.68%	81.37%	71.18%	67.30%	69.30%	(19.69)	(7.62)

Operating basis (non-GAAP): (2)
Return on average assets	1.16%	1.08%	0.84%	0.95%	0.92%	0.08	0.24
Return on average tangible assets	1.27%	1.18%	0.90%	1.02%	0.99%	0.09	0.28
Return on average common equity	6.95%	6.45%	5.61%	6.38%	6.11%	0.50	0.84
Return on average tangible common equity	13.80%	12.76%	10.13%	11.56%	11.15%	1.04	2.65
Efficiency ratio – Consolidated	59.83%	60.33%	68.34%	67.66%	67.40%	(0.50)	(7.57)
Efficiency ratio – Bank	58.70%	59.15%	66.60%	66.10%	65.63%	(0.45)	(6.93)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Nine Months Ended		% Change
	Sep 30, 2014	Sep 30, 2013	Year over Year
Average Rates:
Yield on non-covered loans and leases	5.52%	4.80%	0.72
Yield on covered loans and leases	15.80%	12.80%	3.00
Yield on taxable investments	2.25%	1.61%	0.64
Yield on tax-exempt investments (1)	5.25%	5.42%	(0.17)
Yield on temporary investments & interest bearing cash	0.25%	0.26%	(0.01)
Total yield on earning assets (1)	5.04%	4.30%	0.74

Cost of interest bearing deposits	0.23%	0.33%	(0.10)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.13%	0.08%	0.05
Cost of term debt	1.64%	3.66%	(2.02)
Cost of junior subordinated debentures	3.91%	4.10%	(0.19)
Total cost of interest bearing liabilities	0.41%	0.53%	(0.12)

Net interest spread (1)	4.63%	3.77%	0.86
Net interest margin – Consolidated (1)	4.74%	3.91%	0.83
Net interest margin – Bank (1)	4.81%	3.98%	0.83

As reported (GAAP):
Return on average assets	0.70%	0.85%	(0.15)
Return on average tangible assets	0.76%	0.90%	(0.14)
Return on average common equity	4.30%	5.61%	(1.31)
Return on average tangible common equity	8.36%	9.59%	(1.23)
Efficiency ratio – Consolidated	72.62%	68.52%	4.10
Efficiency ratio – Bank	71.01%	66.28%	4.73

Operating basis (non-GAAP): (2)
Return on average assets	1.06%	0.91%	0.15
Return on average tangible assets	1.15%	0.97%	0.18
Return on average common equity	6.50%	6.02%	0.48
Return on average tangible common equity	12.64%	10.29%	2.35
Efficiency ratio – Consolidated	61.68%	66.41%	(4.73)
Efficiency ratio – Bank	60.39%	64.43%	(4.04)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation Average Balances
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Temporary investments & interest bearing cash	$849,399	$672,587	$705,974	$625,405	$443,148	26%	92%
Investment securities, taxable	2,307,732	2,242,414	1,562,849	1,664,716	1,788,567	3%	29%
Investment securities, tax-exempt	330,902	315,488	231,520	236,552	237,545	5%	39%
Loans held for sale	274,834	211,694	77,234	89,553	136,261	30%	102%
Non-covered loans and leases	14,916,541	13,355,455	7,384,555	7,298,622	7,128,753	12%	109%
Covered loans and leases	284,352	318,432	347,984	378,148	402,403	(11)%	(29)%
Total interest earning assets	18,963,760	17,116,070	10,310,116	10,292,996	10,136,677	11%	87%
Goodwill & other intangible assets, net	1,841,668	1,656,687	776,006	777,188	779,294	11%	136%
Total assets	22,220,999	20,036,742	11,638,357	11,624,424	11,460,729	11%	94%

Non-interest bearing demand deposits	4,558,672	3,963,233	2,414,001	2,452,554	2,317,932	15%	97%
Interest bearing deposits	11,948,731	10,948,991	6,696,029	6,661,933	6,691,579	9%	79%
Total deposits	16,507,403	14,912,224	9,110,030	9,114,487	9,009,511	11%	83%
Interest bearing liabilities	13,681,205	12,521,219	7,376,780	7,326,763	7,320,460	9%	87%

Shareholders’ equity - common	3,712,813	3,350,836	1,738,680	1,734,583	1,722,881	11%	116%
Tangible common equity (1)	1,871,145	1,694,149	962,674	957,395	943,587	10%	98%

Umpqua Holdings Corporation Average Balances
(Unaudited)
	Nine Months Ended		% Change
(Dollars in thousands)	Sep 30, 2014	Sep 30, 2013	Year over Year
Temporary investments & interest bearing cash	$743,179	$483,142	54%
Investment securities, taxable	1,953,926	2,049,630	(5)%
Investment securities, tax-exempt	379,468	250,535	51%
Loans held for sale	188,646	154,839	22%
Non-covered loans and leases	11,913,105	6,833,504	74%
Covered loans and leases	316,690	429,909	(26)%
Total interest earning assets	15,495,014	10,201,559	52%
Goodwill & other intangible assets, net	1,428,705	716,137	100%
Total assets	18,004,316	11,468,348	57%

Non-interest bearing demand deposits	3,653,158	2,228,530	64%
Interest bearing deposits	9,883,824	6,809,997	45%
Total deposits	13,536,982	9,038,527	50%
Interest bearing liabilities	11,216,190	7,414,449	51%

Shareholders’ equity - common	2,941,341	1,727,229	70%
Tangible common equity (1)	1,512,636	1,011,092	50%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Reports Third Quarter 2014 Results
October 15, 2014

Umpqua Holdings Corporation Residential Mortgage Banking Activity
(unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Seq. Quarter	Year over Year
Residential mortgage servicing rights:
Residential mortgage loans serviced for others	$11,300,947	$10,838,313	$4,496,662	$4,362,499	$4,195,759	4%	169%
MSR asset, at fair value	118,725	114,192	49,220	47,765	41,853	4%	184%
MSR as % of serviced portfolio	1.05%	1.05%	1.09%	1.09%	1.00%
Residential mortgage banking revenue:
Origination and sale	$24,097	$22,142	$8,421	$9,915	$12,764	9%	89%
Servicing	6,178	5,359	2,970	2,911	2,718	15%	127%
Change in fair value of MSR asset	(4,279)	(3,160)	(952)	3,131	(411)	35%	941%
Total	$25,996	$24,341	$10,439	$15,957	$15,071	7%	72%

Closed loan volume:
Closed loan volume - total	$988,031	$894,955	$293,175	$359,569	$463,036	10%	113%
Closed loan volume - for sale	$695,877	$623,727	$204,356	$271,541	$357,371	12%	95%

Gain on sale margin:
Based on total volume	2.44%	2.47%	2.87%	2.76%	2.76%	(0.03)	(0.32)
Based on for sale volume	3.46%	3.55%	4.12%	3.65%	3.57%	(0.09)	(0.11)

	Nine Months Ended		% Change
	Sep 30, 2014	Sep 30, 2013	Year over Year
Residential mortgage banking revenue:
Origination and sale	$54,660	$56,202	(3)%
Servicing	14,508	7,484	94%
Change in fair value of MSR asset	(8,392)	(758)	1,007%
Total	$60,776	$62,928	(3)%

Closed loan volume:
Closed loan volume - total	$2,176,161	$1,571,308	38%
Closed loan volume - for sale	1,523,959	1,328,143	15%

Gain on sale margin:
Based on total volume	2.51%	3.58%	(1.07)
Based on for sale volume	3.59%	4.23%	(0.64)

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